Exhibit 4.3

SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE, dated as of February 15, 2013 (the “Supplemental Indenture”), is by and between Avaya Inc., a Delaware corporation (the “Issuer”), and The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”).

RECITALS

WHEREAS, the Issuer and the Trustee have previously become parties to an Exchange Note Indenture, dated as of October 24, 2008 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Indenture”), providing for the issuance of the Issuer’s 9.75% Senior Notes due 2015 and 10.125% / 10.875% Senior PIK Toggle Notes due 2015 (the “Notes”);

WHEREAS, the Issuer proposes to amend the Indenture and the Notes as contemplated by this Supplemental Indenture (such amendments, collectively, the “Amendments”);

WHEREAS, pursuant to Section 9.02 of the Indenture, the Issuer and the Trustee may amend or supplement the Indenture and the Notes as contemplated by this Supplemental Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes;

WHEREAS, the Issuer has obtained the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes, pursuant to the Offering Circular and Consent Solicitation Statement, dated February 1, 2013 (as amended, supplemented or otherwise modified from time to time, the “Consent Solicitation Statement”), to the Amendments upon the terms and subject to the conditions set forth therein;

WHEREAS, the Issuer has done all things necessary to make this Supplemental Indenture a valid agreement of the Issuer in accordance with the terms of the Indenture and has satisfied all other conditions required under Article 9 of the Indenture; and

WHEREAS, pursuant to Section 9.06, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, in order to effect the Amendments, the Issuer agrees with the Trustee as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

1.1 Definitions. Except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms used but not defined in this Supplemental Indenture shall have the meanings assigned to them in the Indenture.

1.2 Effect of Headings. The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction of the Indenture or this Supplemental Indenture.

1.3 Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Issuer shall bind its successors and assigns, whether so expressed or not.

1.4. Severability Clause. In case any provision in this Supplemental Indenture shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

1.5. Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Supplemental Indenture is executed, the provision required by the Act shall control.

1.6 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, expressed or implied, shall give to any person, other than the parties to this Supplemental Indenture and their successors hereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under this Supplemental Indenture.

1.7 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

1.8 Reference to and Effect on the Indenture.

(a) At and after the Operative Time (as defined in Section 2.1 below), each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture, unless the context otherwise requires.

(b) Except as specifically amended by this Supplemental Indenture at the Operative Time, the Indenture and the Notes are hereby ratified and confirmed and all of the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes and shall be effective as of the date hereof, and every Holder of the Notes heretofore and hereafter authenticated and delivered under the Indenture shall be bound hereby.

ARTICLE II

AMENDMENTS OF THE INDENTURE AND THE NOTES

2.1 Amendment to Indenture and the Notes. Following the execution and delivery by the Issuer and the Trustee of this Supplemental Indenture, the amendments in this Article II shall become operative upon the acceptance for exchange by the Issuer of Notes that have been validly tendered in accordance with the exchange offer contemplated by the Consent Solicitation Statement that represent at least a majority in aggregate principal amount of the outstanding Notes (the “Operative Time”). Effective as of the Operative Time, the Supplemental Indenture hereby amends the Indenture and the Notes as provided for herein. If the Operative Time does not occur on or prior to the Settlement Date (as defined in the Consent Solicitation Statement), then the terms of this Supplemental Indenture shall be null and void and the Indenture and the Notes shall continue in full force and effect without any modification or amendment hereby.

2.2 Deletion of Certain Provisions.

(a) Amendments.

(i) As of the Operative Time, the following sections of the Indenture are hereby deleted in their entirety and, in the case of each such section, replaced with the phrase “[Intentionally Omitted],” and any and all references to such sections and any and all obligations thereunder are hereby deleted throughout the Indenture, and such sections and references shall be of no further force or effect.

•	Section 4.02 Maintenance of Office or Agency

•	Section 4.03 Reports and Other Information

•	Section 4.04 Compliance Certificate

•	Section 4.05 Taxes

•	Section 4.06 Stay, Extension and Usury Laws

•	Section 4.07 Limitation on Restricted Payments

•	Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

•	Section 4.09 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

•	Section 4.10 Asset Sales

•	Section 4.11 Transactions with Affiliates

•	Section 4.12 Liens

•	Section 4.13 Corporate Existence

•	Section 4.14 Offer to Repurchase Upon Change of Control

•	Section 4.15 Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

•	Section 4.16 Suspension of Covenants and Guarantees

•	Section 5.01 Merger, Consolidation or Sale of All or Substantially All Assets

•	Section 9.07 Payment for Consent

(ii) As of the Operative Time, each of clauses (a)(3), (4), (5) and (8) and (b) of Section 6.01 and each of clauses (2), (3), (4), (5), (6) and (7) of Section 8.04 are hereby deleted in their entirety and, in the case of each such clause, replaced with the phrase “[Intentionally Omitted]” and the Issuer shall be released from any and all of its obligations thereunder.

2.3 Other Amendments to the Indenture. All definitions in the Indenture which are used exclusively in the sections and clauses deleted pursuant to Section 2.2 of this Supplemental Indenture or whose sole use or uses in the Indenture were eliminated in the revisions set forth in Sections 2.2 of this Supplemental Indenture are hereby deleted. All cross-references in the Indenture to sections and clauses deleted by Section 2.2 of this Supplemental Indenture shall also be deleted in their entirety.

ARTICLE III

AMENDMENT TO THE NOTES

The Notes include certain of the foregoing provisions from the Indenture to be deleted or amended pursuant to Sections 2.2 and 2.3 hereof. At the Operative Time, such provisions from the Notes shall be deemed deleted or amended as applicable.

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This Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

The Trustee makes no representation or warranty as to the validity or sufficiency of the Supplemental Indenture.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date first written above.

AVAYA INC., as the Issuer

By:	/s/ Matthew Booher
Name: Title:	Matthew Booher Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as the Trustee

By:	/s/ Linda Garcia
Name: Title:	Linda Garcia Vice President